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                                                                    EXHIBIT 99.3


       [LETTERHEAD OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED]


                        CONSENT OF MERRILL LYNCH, PIERCE,
                           FENNER & SMITH INCORPORATED


     We hereby consent to the inclusion of our opinion letter dated September 30, 2000 to the Board of Directors of MKS Instruments, Inc. ("MKS") as an Annex to the joint proxy statement/prospectus relating to the proposed merger of MKS and Applied Science and Technology, Inc. and to the references thereto in such joint proxy statement/prospectus under the captions "SUMMARY --- Opinions of Financial Advisors" and "THE MERGER --- Opinion of MKS' Financial Advisor." In giving this consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933 and the rules and regulations promulgated thereunder.



New York, New York
November 13, 2000


                         /s/ Merrill Lynch, Pierce, Fenner & Smith Incorporated
                         ------------------------------------------------------
                             MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED